Exhibit 99.2

NEWS RELEASE	Media Contact: Vikki Kayne 301.986.9200 vkayne@first-potomac.com

FIRST POTOMAC REALTY TRUST COMPLETES SALE OF INDUSTRIAL PORTFOLIO FOR $259 MILLION

BETHESDA, MD – (June 18, 2013) – First Potomac Realty Trust (NYSE:FPO), a leading owner of office and business park properties in the greater Washington, D.C. area, today announced that it has completed the previously announced sale of the majority of the industrial portfolio to an affiliate of Blackstone Real Estate Partners VII (“Blackstone”) for $241.5 million.

The portfolio sold to Blackstone consists of 23 institutional-quality properties comprising approximately 4.0 million square feet. Sixteen of those properties, representing approximately 2.6 million square feet, are located in Southern Virginia and the remaining seven are located in the Baltimore, Maryland and Washington, D.C. submarkets. The properties acquired by Blackstone will be managed by IndCor Properties – Blackstone’s national industrial portfolio company.

As previously announced, First Potomac also sold I-66 Commerce Center, a 236,000 square foot property in Haymarket, Virginia, to Corporate Office Properties Trust on May 7, 2013 for $17.5 million, which brings the aggregate sales price of the industrial portfolio to $259 million. The property was occupied by Engineering Solutions through March 31, 2013, and was vacant at the time of the sale.

First Potomac announced the plan to sell the majority of its industrial portfolio in late January 2013 as part of the Company’s updated strategic and capital plan. The completion of the sale provides capital to improve balance sheet flexibility and support future growth initiatives. As a result of the portfolio sale, First Potomac’s portfolio is now comprised primarily of office and business park properties in the greater Washington, D.C. market. The Company also owns two industrial properties in the Northern Virginia market, which were not included in the sale.

The Company intends to use the proceeds from the sale of its industrial portfolio to repay outstanding debt, improve balance sheet flexibility and take advantage of future opportunities to acquire high-quality office properties in the Washington, D.C. region. For tax planning purposes, the Company also plans to place a portion of the proceeds totaling approximately $29 million with a qualified intermediary in order to facilitate a potential 1031 exchange in the event the Company identifies an acquisition opportunity. The Company expects to update its full-year 2013 Core FFO Guidance to reflect the completion of the industrial portfolio sale and the recently completed public offering of 7,475,000 common shares, in conjunction with the release of its second quarter 2013 earnings in late July.

“We are extremely pleased with the execution of the industrial portfolio sale, which represents a very important step in our evolution as we continue to focus on high-quality office properties in the region,” said Douglas J. Donatelli, Chairman and CEO of First Potomac Realty Trust. “We believe the sale significantly strengthens our balance sheet, streamlines the Company’s focus, and provides capital to support continued growth in office properties in the greater Washington D.C. office sector.”

About First Potomac Realty Trust

First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and business park properties in the greater Washington, D.C. region. A key element of First Potomac’s overarching strategy is its dedication to sustainability. Nearly 1 million square feet of First Potomac property is LEED Certified, with the potential for another 1 million square feet in future development projects. Approximately half of the portfolio’s multi-story office square footage is LEED or Energy Star Certified and 81% of First Potomac’s Washington, DC portfolio is Energy Star Certified. FPO common shares (NYSE:FPO) and preferred shares (NYSE:FPO-PA) are publicly traded on the New York Stock Exchange. For more information, please visit www.first-potomac.com.

Forward-Looking Statements

The forward-looking statements contained in this press release, including statements regarding the benefits of the sale of the Company’s industrial properties, the use of the proceeds from such sale and future acquisition and growth opportunities, are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions and, if applicable, dispositions, on acceptable terms; the Company’s ability to manage its current debt levels and repay or refinance its indebtedness upon maturity or other required payment dates; the Company’s ability to maintain financial covenant compliance under its debt agreements; the Company’s ability to maintain effective internal controls over financial reporting and disclosure controls and procedures; the impact of the recent internal investigation, including any remedial actions and enhancement measures implemented in response to the internal investigation; any impact of the informal inquiry initiated by the U.S. Securities and Exchange Commission (the “SEC”); the Company’s ability to obtain debt and/or financing on attractive terms, or at all; and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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